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DSL.net Improves Capital Structure with Recapitalization of Its Preferred Stock

NEW HAVEN, Conn. -(BUSINESS WIRE), July 26, 2004 - DSL.net, Inc. (NASDAQ:
DSLNC), a leading nationwide provider of broadband communications services to businesses, today announced that it has completed a recapitalization with VantagePoint Venture Partners ("VantagePoint") with respect to VantagePoint's preferred stock interest in the Company.

In the recapitalization, VantagePoint agreed to convert all of DSL.net's outstanding Series X preferred stock into nearly 89.5 million shares of DSL.net common stock, which includes shares of common stock issued in lieu of accrued Series X preferred stock dividends. This conversion eliminates the Company's July 2006 mandatory cash redemption obligation, the annual 12% dividend requirement and all special voting and Board of Directors appointment rights associated with the Series X preferred stock.

The recapitalization also involves the issuance by the Company to VantagePoint of $15.68 million of DSL.net Series Z preferred stock. These shares do not contain any conversion, mandatory redemption, special dividend or special voting rights. The shares of Series Z preferred stock were issued to allow VantagePoint to retain a liquidation preference in the event of the sale of DSL.net or substantially all of its assets. In certain circumstances, the liquidation preference will be reduced or eliminated to the extent VantagePoint sells or distributes a certain number of shares of DSL.net common stock. The Series Z preferred stock will expire on the earlier of July 18, 2008, or when the Company's common stock has traded at $1.50 per share for a designated period of time.

"This is a significant financial milestone for DSL.net because it improves our capital structure through the elimination of substantial cash-redemption and future dividend requirements, while also eliminating special voting and certain Board appointment rights. In addition, this transaction improves our balance sheet by removing mandatorily redeemable obligations and increasing shareholders' equity, or net worth, by an equal amount," said Kirby G. "Buddy" Pickle, chief executive officer of DSL.net. "With the cooperation of VantagePoint and the support of our Board of Directors, we have attained one of our major strategic goals of improving the Company's capital structure."

ABOUT DSL.NET
DSL.net, Inc. is a leading nationwide provider of broadband communications services to businesses. The Company combines its own facilities, nationwide network infrastructure and Internet Service Provider (ISP) capabilities to provide high-speed Internet access, private network solutions and value-added services directly to small- and medium-sized businesses or larger enterprises looking to connect multiple locations. DSL.net product offerings include T-1, DS-3 and business-class DSL services, virtual private networks (VPNs), frame relay, Web hosting, DNS management, enhanced e-mail, online data backup and recovery services, firewalls and nationwide dial-up services, as well as integrated voice and data offerings in select markets. For more information, visit WWW.DSL.NET, e-mail INFO@DSL.NET or call 1-877-DSL-NET1 (1-877-375-6381).

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and to the extent it does, these forward-looking statements are subject to a variety of risks and uncertainties, many of which are beyond DSL.net's control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
DSL.net undertakes no obligation, and disclaims any obligation, to update or revise the information contained in this press release, whether as a result of new information, future events or
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circumstances or otherwise. For additional information regarding these and other risks faced by DSL.net, see the disclosure contained under "Risk Factors" in DSL.net's Annual Report on Form 10-K for the year ended December 31, 2003, which has been filed with the Securities and Exchange Commission.

DSL.net is a trademark of DSL.net, Inc. Other company names may be trademarks of their respective owners.

Contacts:

            Media:                               Investors:
            Joe Tomkowicz                        Bob DeSantis
            203-782-3885                         203-782-3267
            JTOMKOWICZ@DSL.NET                   INVESTORS@DSL.NET
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